Exhibit 23.1
Gries & Associates, LLC Certified Public Accountants 501 S. Cherry Street Ste 1100 Denver, Colorado 80246

CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the inclusion of our Auditor’s Report, dated February 10, 2022, on the financial statements of Metro One Telecommunications, Inc. as of December 31, 2020 and for the year then ended in the Registration Statement on Form S-1 filed pursuant to Rule 462 (b) of the Securities Act of 1933.  We also consent to the application of such report to the financial information in the Registration Statement, when such information is read in conjunction with the financial statements referred to in our report.  Further, we consent to being named as an “expert” in auditing and accounting in the registration statement.

Denver, Colorado February 10, 2022

blaze@griesandassociates.com
501 S. Cherry Street Suite 1100, Denver, Colorado 80246
  (O)720-464-2875 (M)773-255-5631 (F)720-222-5846